Exhibit 99.1 Apollo Solar Energy, Inc. press release

Apollo Solar Energy, Inc. Announces $9,000,000 Private Placement

CHENGDU, China, Nov. 24 -- Apollo Solar Energy, Inc., (OTC Bulletin Board: ASOE; "Apollo Solar Energy" or "the Company"), a leading vertically integrated miner and refiner of tellurium (Te) and high-purity tellurium based metals for specific segments of the global electronic materials market, today announced that it has entered into a definitive agreement for the private placement of securities to certain accredited investors, which is expected to result in aggregate gross proceeds to the Company of $9,000,000 at the closing, before payment of placement agent commissions and other offering expenses.

The Private Placement

On November 20, 2009, the Company announced entry into a definitive agreement to sell 9,000,000 shares of its common stock at a purchase price per share of $1.00 for aggregate gross proceeds to the Company of approximately $9,000,000. The closing of the private placement is expected to take place within 60 days following the signing date, provided each party first obtains all required authorizations and approvals.  Bengbu Glass Industry Design Institute (“Bengbu”), a subsidiary of publicly listed China National Building Materials Company Limited (3323.HK), will be the sole investor in the private placement. The Company intends to use the net proceeds from the private placement for increasing the Company’s tellurium production and general corporate purposes.

"As was previously announced on November 13, 2009, we formed a joint venture with Bengbu and a local Chinese government agency" stated Mr. Hou Renyi, CEO and Chairman of Apollo Solar Energy, Inc.  As part of that joint venture, Apollo Solar Energy was able to transfer a long-term loan of RMB 41.3 million or approximately $6,048,344 to the joint venture.  In addition, Bengbu will contribute approximately RMB 77 million or approximately $11,276,573 to the joint venture entity.  We are very pleased to announce that in addition to the formation of the joint venture, Bengbu has further invested directly in Apollo Solar Energy. We are very pleased to add Bengbu to our growing shareholder list and this investment further validates the company’s strategy to become a leader in the mining and refining of tellurium (Te) and high-purity tellurium based metals for specific segments of the global electronic materials market."

McGovernWang LLC acted as the sole financial advisor to the Company with securities placed through Joseph Capital LLC.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. In connection with the financing, the Company has committed to file a registration statement under the Securities Act to cover the resale of the shares purchased in the private placement to the extent such shares are not otherwise available for resale within 180 days following the closing. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About Apollo Solar Energy, Inc.

Apollo Solar Energy, Inc., through its wholly owned subsidiary, Sichuan Apollo Solar Science & Technology Co., Ltd., is primarily engaged in the mining and refining of tellurium (Te) and high-purity tellurium based metals for specific segments of the global electronic materials market. The Company's products include CdTe thin-film compounds, CIGS thin-film compounds, ultra-high purity metals, and commercial-purity metals.

Safe Harbor Statement

The statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," "expect" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, our statements regarding the potential closing of the private placement is an example of such forward-looking statements. The forward-looking statements include risks and uncertainties, including but not limited to, general economic conditions and regulatory developments, not within our control. The factors discussed herein and expressed from time to time in our filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed or implied by such statements. The forward-looking statements are made only as of the date of this filing, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.